Symetra Life Insurance Company [Home Office: 777 108th Avenue NE, Suite 1200 | Bellevue, WA 98004-5135
Phone 1-800-796-3872 | TTY/TDD 1-800-833-6388 | www.symetra.com]

ENDORSEMENT

Removal of Prepaid Annuity Option

This Endorsement is added to and becomes a part of the Contract to which it is attached, as stated in the “Entire Contract” section of the “General Provisions” of the Contract. In the case of conflict between the provisions of the Contract and this Endorsement, the provisions of this Endorsement will control.

“With Prepaid Annuity Option” is deleted from the cover page.

The following definitions in the “Definitions” provision are deleted in their entirety:

Income Payment Start Date

Portfolio Termination Date

Prepaid Annuity Portfolio

Prepaid Annuity Sub-account

Standard Sub-account

Any reference to “Standard Sub-account” in your Contract means “Sub-account” as defined in this Endorsement.

The definition of Sub-account in the “Definitions” provision is deleted and replaced with the following:

Sub-account: A division of the Separate Account for which the Accumulation Units are separately maintained. Each Sub-account invests exclusively in a particular Portfolio.

The following paragraph in the “Withdrawals” section under “Withdrawal Provisions” is deleted:

Unless you tell us otherwise, withdrawals are first deducted pro-rata from your Contract Value invested in the Standard Sub-accounts. If the amount invested in the Standard Sub-account is not sufficient to cover the withdrawal request, we will take the remaining withdrawal amount from your Contract Value invested in the Prepaid Annuity Sub-accounts on a pro-rata basis.

and replaced with the following:

Unless you tell us otherwise, withdrawals will be deducted pro-rata from your Contract Value invested in the Sub-accounts.

The term “basic annuity options” is replaced with “annuity options” throughout the Contract.

The “Prepaid Annuity Option” section under the “Annuity Payments” provision is deleted in its entirety.

The following sentence in the “Reports” section under “General Provisions” is deleted in its entirety:

The report will also show the number of Accumulation Units of any Prepaid Annuity Sub-accounts you hold at the end of the report period and the related guaranteed annual income.

All other terms and conditions of the Contract remain unchanged.

Symetra Life Insurance Company

[David S. Goldstein] [Secretary]

ICC13_RE1	Symetra® is a registered service mark of Symetra Life Insurance Company.